Exhibit 21.1

Subsidiaries of FiscalNote Holdings, Inc.

Name of Subsidiary	Jurisdiction of Organization
FiscalNote Intermediate HoldCo, Inc.	Delaware
FiscalNote Holdings II, Inc.	Delaware
FiscalNote, Inc.	Delaware
VoterVoice, L.L.C.	Louisiana
CQ-Roll Call, Inc.	Delaware
Capitol Advantage LLC	Virginia
Sandhill Strategy LLC	District of Columbia
FactSquared, LLC	Delaware
The Oxford Analytica International Group, LLC	Delaware
Oxford Analytica Inc.	New York
Fireside 21, LLC	Delaware
Predata, Inc.	Delaware
Curate Solutions, Inc.	Delaware
Forge.AI, Inc.	Delaware
Frontier Strategy Group LLC	Delaware
DragonFly Eye LLC	Delaware
FiscalNote Europe Limited	Ireland
Shungham Information SPRL	Belgium
FiscalNote India Private Limited, Co.	India
DataHunt Co., Ltd.	Republic of Korea
Aicel Technologies, Inc.	Republic of Korea
Oxford Analytica Europe SAS	France
Oxford Analytica Ltd.	United Kingdom
Frontier Strategy UK Limited	United Kingdom
TimeBase Pty Ltd	Australia
FiscalNote Asia Limited	Hong Kong

Equilibrium World Pte., Ltd.	Singapore
Frontier Strategy Group Asia Pacific Pte. LLC	Singapore
The Orange Polar Bear Company Limited	Taiwan
Dragonfly Eye Pte. Ltd.	Singapore
Dragonfly Eye Limited	United Kingdom